Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Forest City Enterprises, Inc. of our report dated March 27, 2013, relating to our audits of the balance sheet of Uptown Housing Partners, LP as of December 31, 2012 and the related statements of operations, partners' equity (deficit) and cash flows for the years ended December 31, 2012 and 2011 which appear in Forest City Enterprises, Inc.’s Transition Report on Form 10-KT for the eleven months ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ McGladrey LLP

McGladrey LLP
Cleveland, Ohio
December 9, 2014